Exhibit 2.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of January 25, 2006, by and among the undersigned holder of stock of Accent Optical Technologies, Inc. (the “Holder”), Nanometrics Incorporated, a California corporation (“Nanometrics”) and Accent Optical Technologies, Inc., a Delaware Corporation (“Accent”).

In order to induce Accent to negotiate and enter into an agreement for the sale of Accent, Holder and Accent agree as follows:

Section 1     Definition of Merger

For purposes of this Agreement, the term “Merger” means the merger of Accent with Nanometrics or an affiliate of Nanometrics formed for the purpose of acquiring Accent by merger pursuant to an Agreement and Plan of Merger and Reorganization by and among, Nanometrics, Accent, a wholly owned subsidiary of Nanometrics and a representative of the Accent stockholders (the “Merger Agreement”) that substantially reflects the terms and conditions and allocation of merger proceeds set forth in the letter from Accent to Holder dated January 20, 2006 and the Preliminary Term Sheet attached thereto.

Section 2     Agreement to Vote Shares

Holder hereby agrees that at every meeting of the stockholders of Accent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Accent, Holder shall vote or direct the voting of all shares of Capital Stock of Accent held or under the control of Holder or any affiliate of Holder (the “Covered Shares”):

•	in favor of approval and adoption of the Merger Agreement and the Merger, and any other action or approval required in furtherance of the Merger;

•	in favor of the appointment of the Stockholder Agent;

•	in favor of the approval of the escrow agreement related to the Merger;

•	in favor of approval of certain compensation arrangements, if any, pursuant to Section 280G of the Internal Revenue Code of 1986, as amended;

•	against any action, approval or agreement that would compete with, impede, interfere with, or adversely affect the approval of the Merger Agreement, the Merger or the timely consummation of the transactions contemplated by the Merger Agreement;

•	against any action, approval or agreement that would result in any material breach of a representation, warranty, covenant or agreement of Accent under the Merger Agreement; and

•	against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of Accent or any merger, consolidation or other business combination (other than the Merger) between Accent and any Person (other than Nanometrics or a Subsidiary of Nanometrics) or any other action or agreement that is intended or which reasonably could be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

Section 3     Grant of Proxy

IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, IN THE EVENT OF AND TO NEGATE THE EFFECT OF A BREACH BY A STOCKHOLDER OF ANY OF THE PROVISIONS OF SECTION 2, EACH STOCKHOLDER HEREBY GRANTS TO AND APPOINTS NANOMETRICS AS ITS

IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO VOTE THE COVERED SHARES SOLELY AS INDICATED IN THIS AGREEMENT. EACH STOCKHOLDER SHALL RETAIN THE RIGHT TO VOTE THE COVERED SHARES HELD BY SUCH STOCKHOLDER WITH RESPECT TO ALL MATTERS NOT COVERED BY THIS AGREEMENT. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES AND POWERS OF ATTORNEY WITH RESPECT TO SUCH STOCKHOLDER’S COVERED SHARES OR ANY OTHER VOTING SECURITIES OF ACCENT THAT RELATE TO THE ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER MATTERS SET FORTH IN THIS AGREEMENT. THE GRANT AND APPOINTMENT OF THE PROXY AND ATTORNEY-IN-FACT PURSUANT TO THIS SECTION 3 SHALL TERMINATE IN ACCORDANCE WITH SECTION 8.

Section 4     Appraisal Rights

Holder agrees not to exercise any rights of appraisal or any dissenters’ rights that Holder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

Section 5     Specific Performance

The parties hereto acknowledge that Accent will be irreparably harmed and there will be no adequate remedy at law for a violation of any of the covenants or agreements of Holder set forth herein. Therefore, it is agreed that, in addition to all other remedies that may be available to Accent upon any such violation of this Agreement, Accent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Accent at law or in equity and Holder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

Section 6     No Certainty Regarding Merger

Holder acknowledges that notwithstanding Holder’s execution of this Agreement, there is no certainty, and Accent makes no representation, that a Merger Agreement will be successfully negotiated, or if successfully negotiated, that the Merger will be consummated.

Section 7     Miscellaneous

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Each of the parties hereto has caused this Voting Agreement to be executed by its duly authorized officers as of the date set forth in the introduction to this Agreement.

Section 8     Other Agreements.

(a) No Inconsistent Agreements. Each Stockholder covenants and agrees that such Stockholder shall not: (a) enter into any contract (including any voting agreement) with respect to any of its Covered Shares; (b) deposit any of its Covered Shares into any voting trust; or (c) grant any proxy or power of attorney with respect to any of its Covered Shares, in each case inconsistent with such Stockholder’s obligations under this Agreement.

(b) No Transfers. Except pursuant to the exercise of the Option (as hereinafter defined), each Stockholder agrees that it shall not: (a) sell, assign, give, tender, offer, exchange or otherwise transfer any of its Covered

Shares except by will or the laws of descent and distribution in the event of his or her death; (b) encumber, pledge, hypothecate or otherwise permit (including by omission) the creation or imposition of any Lien on any of its Covered Shares; or (c) enter into any Contract with respect to any of the foregoing, in each case without the prior written consent of Nanometrics.

(c) No Registrations of Transfers. Each Stockholder (a) agrees that it shall not request that Accent or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and (b) consents to the entry of stop transfer instructions by Accent of any transfer of such Stockholder’s Covered Shares, unless such transfer is made in compliance with Section 6.2.

Section 9     Termination

Subject to the next succeeding sentence, this Agreement and all of its provisions shall terminate upon the earliest to occur of (i) the time the Merger shall become effective, (ii) such date and time as the Merger Agreement shall have been terminated in accordance with its terms or (iii) twelve (12) months after the date of this Agreement.

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